FOR IMMEDIATE RELEASE

Brazil Gold Signs Letter of Intent On Northeast Brazilian Shield Project

BELLEVUE, WA – February 14, 2011 -- Brazil Gold Corp. (OTCBB: BRZG) ("Brazil Gold"), a precious metals exploration company focused on Brazil, today announced it has entered into a non-binding Letter of Intent (LOI) with Albrook Gold Corp. (“Albrook”), a private company, to begin due diligence on 20,000 hectares of leases in the northeast region of the Brazilian Shield.

Leigh Freeman, a member of the Board of Directors of Brazil Gold, said, “The Ghana-Connection property affords Brazil Gold an opportunity to systematically test the potential of some 20 square kilometers of geological terrain in the northeastern portion of the Brazilian Shield.  Specifically, on these concessions, Albrook describes placer gold prospects developed in saprolitic (tropically weathered) bedrock periodically worked by artesenal miners with metal detectors during the dry season and with sluice boxes when water is available during the rainy season.”

“The project name is derived from the geological fact that this part of Brazil was once the southern continuation of the Gold Coast of West Africa,” Freeman explained.  “It is now well-documented that Ghana in West Africa and this particular part of Brazil were connected in the late Jurassic period. The two regions were rifted apart by volcanic activity that resulted in the formation of the Atlantic Ocean.  The current manifestation of this volcanic activity is the mid-Atlantic rift, which is most notable in its northern extreme as active volcanoes in Iceland.”

Freeman stated, “The LOI with Albrook gives us the exclusive right to test the historic placer workings in large, bedrock sources.  We anticipate that recent discoveries in this part of the Brazilian Shield indicate that the gold belts of Ghana continue in this region.”

See the Company’s filing with the SEC on form 8-K for additional information.

Forward-Looking Statements
Statements in this news release that are not historical facts are forward-looking statements that are subject to risks and uncertainties. Words such as "expects," "intends," "plans," "may," "could," "should," "anticipates," "likely," "believes" and words of similar import also identify forward-looking statements. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management. The statements by our officers, and other statements regarding: optimism related to the business; expanding exploration and development activities; conversion of an LOI into, and completing, a binding agreement for mineral project acquisitions; as well as the prospects, forecasts and projections for such mineral projects under LOI or owned; and other statements in this press release are forward-looking statements. Such statements are based on current expectations, estimates and projections about the Company's business. Actual results could vary materially from the description contained herein due to many risk factors that affect the industry the Company operates in and other risk factors listed from time to time in the Company's Securities and Exchange Commission (SEC) filings under "risk factors" and elsewhere. The forward-looking statements contained in this press release speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

Company Contact:
Phillip E. Jennings
President
425-637-3080
info@brazilgold.com
www.brazilgold.com